UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 26, 2002

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 9.  Regulation FD Disclosure

LabOne Adds John P. "Jake" Mascotte to Its Board of Directors

LabOne, Inc. announced today that at its Board meeting last Thursday, the size of the Board was increased from seven to eight directors, and Jake Mascotte was appointed a Class B director. His term ends at the 2004 annual meeting of shareholders.

Mascotte retired as president and chief executive officer of Blue Cross and Blue Shield of Kansas City, Inc. on June 30, 2001. He is the former chairman and chief executive officer of the Continental Corporation, an insurance holding company, which merged in 1995 with CNA. After graduating from the University of Virginia Law School, he began his career as law clerk to Howard A. Dawson, Jr., former chief judge of the United States Tax Court, and then joined Coopers & Lybrand as a tax specialist before becoming executive vice president of People's Trust Bank in Fort Wayne, Indiana. Mascotte also is a certified public accountant and a chartered life underwriter.

Mascotte also serves on the boards of Wyeth, Hallmark Cards, Inc., Crown Media, Inc., and Businessmen's Assurance Company. He is a member of the board of trustees of the Aspen Institute and serves on the board of the Hall Family Foundation. Mascotte is the former national chairman of the Local Initiatives Support Corporation, the nation's largest non-profit developer of low-income housing, and he now serves as chairman of Winco, a LISC affilliate which acts as an intermediary in support of welfare-to-work initiatives. He is a member of the board of the Taub Institute for Research on Alzheimer's Disease and the Aging Brain at Columbia University in New York and a former Trustee of the New York Public Library and Lincoln Center in New York. He is co-chairman of Kansas City's Jazz District Redevelopment Corporation. His successful efforts on this project were recognized by the Washington D.C.-based Partners for Livable Communities with the first Bridge Builders Award honoring civic leaders from five American cities for their commitment to reach across the gulf of race, religion, and economic status to build better communities.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: August 26, 2002	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer